UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

NextDecade Corporation
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of class of securities)

65342K105
(CUSIP number)

Halcyon Capital Halcyon Management L.P.
477 Madison Avenue, 8th Floor
New York, New York 10022
212-303-9400

With copies to:
Jackie Cohen
Weil Gotshal & Manges, LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

(Name, address and telephone number of person authorized to receive notices and communications)

October 16, 2017
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
Halcyon Mount Bonnell Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS.
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,649,914

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,649,914

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,649,914

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.49%

14	TYPE OF REPORTING PERSON
PN

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
HLTS GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS.
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,649,914*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,649,914*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,649,914*

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.49%*

14	TYPE OF REPORTING PERSON
OO

*Includes shares owned by Halcyon Mount Bonnell Fund L.P.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
HCN LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
4,075,530

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
4,075,530

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,075,530

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.83%

14	TYPE OF REPORTING PERSON
PN

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
HCN GP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
4,075,530*

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
4,075,530*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,075,530*

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.83%*

14	TYPE OF REPORTING PERSON
PN

*Includes shares owned by HCN LP.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
Halcyon Energy, Power & Infrastructure Capital Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,747,176

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,747,176

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,747,176

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.64%

14	TYPE OF REPORTING PERSON
OO

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
First Series of HDML Fund I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
636,745

	8	SHARED VOTING POWER
1,747,176*

	9	SOLE DISPOSITIVE POWER
636,745

	10	SHARED DISPOSITIVE POWER
1,747,176*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,383,921*

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.24%

14	TYPE OF REPORTING PERSON
OO

*Includes shares owned by Halcyon Energy, Power & Infrastructure Capital Holdings LLC.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
HDML Asset LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
636,745

	8	SHARED VOTING POWER
1,747,176*

	9	SOLE DISPOSITIVE POWER
636,745

	10	SHARED DISPOSITIVE POWER
1,747,176*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,383,921*

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.24%*

14	TYPE OF REPORTING PERSON
OO

*Includes shares owned by Halcyon Energy, Power & Infrastructure Capital Holdings LLC and First Series of HDML Fund I LLC.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
Halcyon Master Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
432,665†

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
432,665†

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
432,665†

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.41%†

14	TYPE OF REPORTING PERSON
PN

† Includes 107,500 Shares underlying Warrants that are currently exercisable.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
Halcyon Asset LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
432,665*†

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
432,665*†

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
432,665*†

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.41%*†

14	TYPE OF REPORTING PERSON
PN

*Includes shares owned by Halcyon Master Fund, L.P.
† Includes 107,500 Shares underlying Warrants that are currently exercisable.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
Avinash Kripalani

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
9,542,030*†

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
9,542,030*†

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,542,030*†

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.97%*†

14	TYPE OF REPORTING PERSON
IN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power & Infrastructure Capital Holdings LLC, First Series of I HDML Fund LLC and Halcyon Master Fund, L.P.
† Includes 107,500 Shares underlying Warrants that are currently exercisable.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
Jason Dillow

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
9,542,030*†

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
9,542,030*†

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,542,030*†

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.97%*†

14	TYPE OF REPORTING PERSON
IN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power & Infrastructure Capital Holdings LLC, First Series of HDML Fund I LLC and Halcyon Master Fund, L.P.
† Includes 107,500 Shares underlying Warrants that are currently exercisable.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSONS
Kevah Konner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
9,542,030*†

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
9,542,030*†

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,542,030*†

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.97%*†

14	TYPE OF REPORTING PERSON
IN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power & Infrastructure Capital Holdings LLC, First Series of HDML Fund I LLC and Halcyon Master Fund, L.P.
† Includes 107,500 Shares underlying Warrants that are currently exercisable.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
John Bader

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
9,542,030*†

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
9,542,030*†

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,542,030*†

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.97%*†

14	TYPE OF REPORTING PERSON
IN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power & Infrastructure Capital Holdings LLC, First Series of HDML Fund I LLC and Halcyon Master Fund, L.P.
† Includes 107,500 Shares underlying Warrants that are currently exercisable.

Schedule 13D
CUSIP No. 65342K105

1	NAMES OF REPORTING PERSON
Halcyon Capital Management LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
9,542,030*†

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
9,542,030*†

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,542,030*†

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.97%*†

14	TYPE OF REPORTING PERSON
PN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power & Infrastructure Capital Holdings LLC, First Series of HDML Fund I LLC and Halcyon Master Fund, L.P.
† Includes 107,500 Shares underlying Warrants that are currently exercisable.

This Amendment No. 1 (“Amendment No. 1”) amends the Schedule 13D originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 3, 2017 (as amended, the “Statement”), and is filed by the Reporting Persons with respect to the common stock, $0.0001 par value per share (“Shares”), of NextDecade Corporation (the “Issuer”).  Capitalized terms used herein but not defined shall have the meaning given to them in the Statement.

Item 4.	Purpose of Transaction.

Item 4 is amended and supplemented as follows:

As disclosed on the Issuer’s Current Report filed with the Commission on September 8, 2017, the Issuer received notice from the Staff of the Listing Qualifications Department of Nasdaq indicating that the Issuer was not in compliance with Nasdaq Listing Rules 5550(a)(3) and 5515(a)(4), requiring a minimum number of round lot holders for the Issuer’s Shares and warrants, respectively. On October 16, 2017, as part of the Issuer’s plan to regain compliance with Nasdaq Listing Rules, the Issuer released one percent (1%) of the Shares held by the certain of the Reporting Persons from certain restrictions contained in the lock-up agreements executed in connection with the Merger, as further described in Item 6 of this Amendment No. 1. As disclosed by the Issuer, the Issuer may release up to a total of five percent (5%) of the Shares held by the Reporting Persons from such lock-up agreement restrictions. The Reporting Persons anticipate selling the number of Shares that the Issuer releases from such lock-up agreement restrictions, for the sole purpose of assisting the Issuer in its plan to regain compliance with Nasdaq Listing Rules.

On October 11, 2017, the Issuer filed with the Commission a prospectus for the registered sale of certain of its securities by the selling stockholders named in the Registration prospectus, including up to 9,434,930 Shares that may be sold directly or indirectly by the Reporting Persons.

Item 5.	Interests in the Securities of the Issuer.

Item 5 is amended and restated as follows:

The responses set forth on rows 7 through 13 of the cover pages of this Statement, as of the date hereof, are incorporated by reference in this Item 5.

(a) and (b)  The following responses are based on 106,274,527 Shares issued and outstanding of the Issuer (“Outstanding Shares”) as of October 10, 2017, as reported in the Issuer’s prospectus filed with the Commission on October 11, 2017, or, where so indicated, 106,382,027 Shares (“Outstanding Shares Including Warrants”), which amount includes 107,500 warrants that are currently exercisable at an exercise price of $11.50 per Share (“Warrants”).

As of the date hereof, the Reporting Persons beneficially own, in the aggregate 9,434,530 Shares and 107,500 Warrants, which represent approximately 8.97% of the Outstanding Shares Including Warrants.

As of the date hereof, Mount Bonnell directly holds 2,649,914 Shares, which represents approximately 2.49% of the Outstanding Shares; HDML directly holds 636,745 Shares, which represents approximately 0.60% of the Outstanding Shares; HCN directly holds 4,075,530 Shares, which represents approximately 3.83% of the Outstanding Shares; HEPI directly holds 1,747,176 Shares, which represents approximately 1.64% of the Outstanding Shares; and Master Fund directly holds 325,165 Shares and 107,500 Warrants, which represent approximately 0.41% of the Outstanding Shares Including Warrants.

HLTS is the general partner of Mount Bonnell.  HCN GP is the general partner of HCN. HDML Asset is the investment member of HDML. Halcyon Management is the investment manager for each of Mount Bonnell, HCN, HEPI and HDML.  Investment decisions of Halcyon Management are made by a three person Halcyon Management committee, including Jason Dillow and Kevah Konner, each of whom has individual decision-making authority.  John Bader is the CEO of Halcyon Management.  Avinash Kripalani is a Principal at Halcyon Management.

The aggregate number and percentage of the Shares beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

(c)  None of the Reporting Persons have effected any transaction in the Shares in the 60 days prior to filing this Amendment No. 1.

(d)  To the knowledge of the Reporting Persons, no person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer reported on this Statement.

(e)  Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

The responses to Item 4 and Item 5 are incorporated herein by reference. Item 6 is further supplemented and amended as follows:

Lock-up Agreements Release Letter

Pursuant to a lock-up release letter from the Issuer dated October 16, 2017, which is attached hereto as Exhibit 10.6, the Issuer released one percent (1%) of the Shares held by certain of the Reporting Persons, which is equal to 94,346 Shares, from the transfer restrictions contained in the lock-up agreements between the Issuer and such Reporting Persons for the purpose of assisting the Issuer in its plan to regain compliance with Nasdaq Listing Rules.

Item 7.	Material to Be Filed as Exhibits

Item 7 is amended and supplemented as follows:

10.6*	Lock-Up Agreement Release Letter, dated October 16, 2017

* Filed herewith.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 17, 2017

Halcyon Mount Bonnell Fund LP

By: Halcyon Capital Management LP, its Manager

	/s/ Suzanne McDermott	/s/ John Freese
	Name: Suzanne McDermott	Name: John Freese
	Title: Chief Compliance Officer	Title: Senior Corporate Counsel

	October 17, 2017	October 17, 2017
	Date	Date

HLTS GP LLC

	/s/ Suzanne McDermott	/s/ John Freese
	Name: Suzanne McDermott	Name: John Freese
	Title: Chief Compliance Officer	Title: Senior Corporate Counsel

	October 17, 2017	October 17, 2017
	Date	Date

HCN LP
By: Halcyon Capital Management LP, its Manager

	/s/ Suzanne McDermott	/s/ John Freese
	Name: Suzanne McDermott	Name: John Freese
	Title: Chief Compliance Officer	Title: Senior Corporate Counsel

	October 17, 2017	October 17, 2017
	Date	Date

HCN GP LLC

	/s/ Suzanne McDermott	/s/ John Freese
	Name: Suzanne McDermott	Name: John Freese
	Title: Chief Compliance Officer	Title: Senior Corporate Counsel

	October 17, 2017	October 17, 2017
	Date	Date

Halcyon Energy, Power & Infrastructure Capital Holdings LLC
By: Halcyon Capital Management LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Senior Corporate Counsel

October 17, 2017	October 17, 2017
Date	Date

First Series of HDML Fund I LLC
By: Halcyon Capital Management LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Senior Corporate Counsel

October 17, 2017	October 17, 2017
Date	Date

HDML Asset LLC

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Senior Corporate Counsel

October 17, 2017	October 17, 2017
Date	Date

Halcyon Master Fund LP
By: Halcyon Asset LLC, its General Partner

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Senior Corporate Counsel

October 17, 2017	October 17, 2017
Date	Date

Halcyon Asset LLC

/s/ Suzanne McDermott		/s/ John Freese
Name: Suzanne McDermott		Name: John Freese
Title: Chief Compliance Officer		Title: Senior Corporate Counsel

October 17, 2017		October 17, 2017
Date		Date

/s/ Avinash Kripalani
Name:	Avinash Kripalani
Title:

October 17, 2017
Date

/s/ Jason Dillow
Name:	Jason Dillow
Title:

October 17, 2017
Date

/s/ Kevah Konner
Name:	Kevah Konner
Title:

October 17, 2017
Date

/s/ John Bader
Name:	John Bader
Title:

October 17, 2017
Date

Exhibit Index

10.6*	Lock-Up Agreement Release Letter, dated October 16, 2017

*	Filed herewith.